Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-265631, No. 333-239085, No. 333-228907 and No. 333-222170) on Form S-8 of our reports dated February 13, 2026, with respect to the consolidated financial statements of Optimum, Communications, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
New York, New York
February 13, 2026